Securities and Exchange Commission

                     Washington, DC  20549

                            Form 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act 1934


                  Date of Report July 15, 1997
               (Date of earliest event reported)



                    CalEnergy Company, Inc.
     (Exact name of registrant as specified in its charter)



    Delaware                     1-9874           94-2213782
(State of other          (Commission File       (IRS Employer
jurisdiction of             Number)            Identification No.)
incorporation)



 302 South 36th Street, Suite 400,        Omaha, NE         68131
     (Address of principal executive offices)              Zip Code




Registrant's Telephone Number, including area code:    (402) 341-4500




                              N/A
 (Former name or former address, if changed since last report)


Item 5.  Other Events

     On July 15, 1997, CalEnergy Company, Inc. (the "Registrant") announced that its wholly owned subsidiary CE Electric (NY), Inc. intends to commence a cash tender offer for 6,540,670 shares of common stock ("NYSEG Common Shares") of New York State Electric & Gas Corporation which, together with common shares held by affiliates of the Registrant, will represent 9.9% of the outstanding NYSEG Common Shares. The tender offer is the Registrant's first step toward the intended acquisition of 100% of the NYSEG Common Shares. See attached Press Release.


Item 7.  Financial Statements and Exhibits

     Exhibit 1 - Press Release dated July 15, 1997


                           SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CalEnergy Company, Inc.




                                    By: \s\ Douglas L. Anderson
                                        Douglas L. Anderson
                                        Assistant Secretary and
                                        Assistant General Counsel




Dated: July 15, 1997
                                                        Exhibit 1

                      FOR IMMEDIATE RELEASE

Contacts:
Patti J. McAtee
Director, Corporate Communications
(402) 341-4500

Joele Frank
Abernathy MacGregor Group Inc.
(212) 371-5999

 CALENERGY ANNOUNCES TENDER OFFER FOR 6,540,670 SHARES OF NYSEG
                COMMON STOCK AT $24.50 PER SHARE

     OMAHA, Neb., July 15, 1997, CalEnergy Company, Inc. ("CalEnergy") (NYSE, PSE AND LSE symbol: CE) announced today that its wholly owned subsidiary CE Electric (NY), Inc. intends to commence a cash tender offer for 6,540,670 shares of the Common Stock of New York State Electric & Gas Corporation ("NYSEG") (NYSE symbol: NGE) at a price of $24.50 per share. Holders tendering their shares will also be entitled to retain the regular 35 cents dividend payable in August.

     The purpose of the tender offer is to acquire shares which, together with the shares of Common Stock currently owned by CalEnergy and its affiliates, will represent 9.9% of the outstanding Common Stock of NYSEG, the maximum percentage that can be acquired without certain federal and state regulatory approvals. The tender offer is CalEnergy's first step toward the intended acquisition of 100% of NYSEG's outstanding Common Stock.

     The tender offer is not subject to any financing condition. It is, however, conditioned upon, among other things (i) at least 6,540,670 shares of Common Stock being validly tendered and not withdrawn and (ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act.

     On July 10, 1997, David L. Sokol, the Chairman and Chief Executive Officer of CalEnergy met with Wesley W. von Schack, the Chairman, President and Chief Executive Officer of NYSEG to discuss the possibility of a business combination between NYSEG and CalEnergy. Subsequent to that meeting, Mr. von Schack called Mr. Sokol to inform him that the Board of Directors of NYSEG, at a meeting on July 11, 1997, had determined that discussions of this opportunity were not a priority and could not be conducted on the timely basis which Mr. Sokol had outlined in their meeting.

     Accordingly, today Mr. Sokol sent the following letter to the Board of Directors of NYSEG:
                             -more-
                               -2-


"July 15, 1997

BY HAND AND
VIA FAX

Mr. Wesley W. von Schack
Chairman, President &
  Chief Executive Officer
New York State Electric & Gas Corporation
4500 Vestal Parkway East
Binghamton, New York  13902-3607
Fax:  607-729-3318

Dear Wes:

I was disappointed to learn from you in our telephone call on Saturday, July 12th of your Board's decision that pursuing discussions with us concerning the advantages of a possible combination of New York State Electric & Gas Corporation ("NYSEG") and CalEnergy Company, Inc. ("CalEnergy") was not a priority and could not be conducted on the timely basis which I outlined to you in our meeting last week, on Thursday, July 10th. I might add that your Board's reaction does not appear to be consistent with the clear impression you gave me in our meeting last Thursday to the effect that a sale of NYSEG in the price range we conceptually discussed was an alternative that you would seriously and promptly consider and that you agreed it was in the best interests of your shareholders that you do so.

Accordingly, after considered review of the publicly available information concerning NYSEG, the CalEnergy Board has concluded that the potential strategic and financial benefits to our companies' shareholders and other concerned constituencies are compelling and should be pursued on an immediate and serious basis. Our strong preference would be to work together with you and the NYSEG Board to complete a negotiated transaction.
However, in light of the confusing messages we have received from you and your Board, CalEnergy is today approaching your shareholders directly and announcing a cash tender offer to acquire for $24.50 per share that number of shares of NYSEG common stock which, together with the shares of NYSEG common stock which CalEnergy presently owns, will represent 9.9% of the total number of shares of NYSEG common stock outstanding. Holders tendering their shares will also be entitled to retain the regular 35 cents dividend payable in August. This tender offer is the first step in the intended acquisition of 100% of NYSEG's common shares by CalEnergy.




                             -more-
                               -3-

As previously noted, we would much prefer to work together with you and your Board to achieve a negotiated transaction. Accordingly, this letter sets forth a specific proposal for consideration by you and your Board, together with a brief reiteration of the merger rationale which I shared with you at our meeting last week.

Our specific merger proposal is to commence negotiations immediately to enter into a consensual merger in which each outstanding share of NYSEG common stock would be exchanged for $27.50 in cash. This cash price represents a premium of 31.74% above the NYSEG $20 7/8 per share NYSE closing price on June 30, 1997 (the day immediately preceding the day on which we first commenced our open market purchases of NYSEG Common Stock). I would also note that the cash merger price which we propose exceeds the up to 25% premium for NYSEG Common Stock which you indicated, in our conceptual discussion during our meeting last Thursday, might be appropriate in the context of a stock for stock merger of NYSEG and CalEnergy.

As I informed you in our meeting last week, we have reviewed the regulatory issues in detail and have fully underwritten financing offers in an amount sufficient to complete the acquisition of 100% of NYSEG's common stock at the price set forth above. The difference between our proposed consensual merger price and our partial tender offer price reflects the shorter time interval and increased certainty associated with the purchase of 9.9% of NYSEG's common shares. The partial tender offer requires no regulatory approvals other than expiration of the expected 15-day Hart-Scott-Rodino waiting period, as compared to the estimated nine to twelve months for the regulatory approvals required to complete the acquisition of 100% of NYSEG's common stock.

While NYSEG clearly possesses many strengths, you have publicly acknowledged that both New York's energy industry generally and NYSEG specifically face a number of serious, complex and immediate challenges. These include:

             The New York Public Service Commission's restructuring proceedings with respect to, among other things, (i) the lowering of the rates chargeable by NYSEG and other New York utilities,
(ii) the potential divestiture of generation assets and (iii) the introduction of broadened competition;

             Litigation by NYSEG concerning the unimplemented rate increases approved in NYSEG's last rate case (August 1995);

             NYSEG's potentially strandable above-market costs (which you have publicly stated are more than twice the national average);



                             -more-
                               -4-

             NYSEG's flat revenues over the last two years; and

             The consistent underperformance of NYSEG's common stock since NYSEG cut its dividend in October 1994.

CalEnergy welcomes the deregulation of the New York electric market and views increased competition as positive and beneficial to ratepayers and the larger New York community alike. We would expect to bring a helpful competitive focus to NYSEG's transition to such an environment and in meeting the competitive challenges which it faces.

CalEnergy, which has (according to analysts' consensus estimates) expected 1997 revenues in excess of $2 billion, traces its roots to the introduction of the competitive electric generation industry within the United States and has expanded and thrived in the competitive marketplace, both within the U.S. and internationally.

As I described to you, CalEnergy's U.K. utility subsidiary, Northern Electric plc (which is engaged in the distribution and supply of electricity to approximately 1.5 million customers, primarily in Northeast England), brings us direct experience, systems and skills acquired in the deregulated and competitive U.K. electric and gas markets. We anticipate using these skills and working closely with the New York Public Service Commission to provide rate reductions for all NYSEG customers following the proposed merger, while maintaining the safe and reliable service to which they are accustomed.

Consistent with CalEnergy's decentralized regional organization, we would intend to maintain NYSEG as a separate operating business unit with its existing corporate headquarters. We would also plan to reincorporate CalEnergy in New York and grow NYSEG's business by participating aggressively in the increasingly competitive New York electric market. This would ultimately make a significant contribution to the local region's long-term ability to retain jobs and attract new jobs and businesses. CalEnergy is a high growth company which has increased its number of employees tenfold over the past 5 years and provides worldwide opportunities in its numerous locations.

As I have previously detailed, we believe that our cash merger proposal, which reflects a substantial premium over NYSEG's current market value, represents a full and fair price for your shareholders. Moreover, our proposal would permit your shareholders to realize this substantial cash value notwithstanding the significant uncertainties facing NYSEG and its business today. To the extent that you believe that your shareholders would view favorably an option to receive CalEnergy shares or other forms of consideration in lieu of the cash price we have proposed, we would be willing to consider that in the context of a negotiated transaction.


                             -more-
                               -5-

Although we have found it necessary to go directly to your shareholders with our partial tender offer and advise them of our merger proposal, my continuing preference is to pursue this opportunity on a consensual basis with you and NYSEG's board. We are available to meet with you immediately to discuss the terms of this proposal. However, if you choose not to enter into discussions with us, we believe, and we hope you will agree, that NYSEG's Board ought to permit NYSEG's shareholders to freely decide for themselves on the merits of our offer rather than taking any action which would hinder the shareholders' ability to express their views.

I look forward to hearing from you soon.

Sincerely,


/s/ David L. Sokol
David L. Sokol
Chairman & Chief Executive Officer

cc:  Board of Directors of NYSEG
     c/o Mr. Wesley W. von Schack"

     Mr. Sokol added, "Our proposed business combination would yield many benefits for NYSEG's customers and employees and the State of New York. We welcome the various initiatives of the Governor's office, the legislature and the New York Public Service Commission to introduce full competition to New York's energy market. We fully expect that CalEnergy will be able to work closely with the New York Public Service Commission to implement rate reductions for all NYSEG customers, while providing them with the same safe and reliable energy service to which they are accustomed. Lower rates would give NYSEG an advantage in meeting the competitive challenges of the deregulating energy market while contributing to New York's economic vitality and ability to attract and retain jobs. We intend to reincorporate CalEnergy in New York and maintain NYSEG as a distinct operating unit with its existing corporate headquarters. CalEnergy is a growth company that has increased its number of employees tenfold in the last five years."

     Lehman Brothers Inc. and Credit Suisse First Boston
Corporation are acting as financial advisors to CalEnergy and as Dealer Managers in connection with the tender offer. MacKenzie
Partners, Inc. is acting as the Information Agent for the tender offer.

     CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 19 generating facilities and also supplies and distributes electricity to 1.5 million customers.
                            * * * * *